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                                   EXHIBIT 11

                  HOLOPAK TECHNOLOGIES, INC.. AND SUBSIDIARIES

                    COMPUTATION OF (LOSS) EARNINGS PER SHARE
                                   (UNAUDITED)



                                                        THREE MONTHS                            NINE MONTHS ENDED
                                                      ENDED DECEMBER 31                             DECEMBER 31,
                                                  1998                   1997                1998                 1997
                                                  ----                   ----                ----                 ----
Net (Loss) Earnings for Computation
 of Net (Loss) Earnings Per Share             $  (197,933)          $    65,635          $(318,186)          $  155,910

Total Common Shares and
     Common  Share Equivalents
     Outstanding                                 3,347,689            3,347,701           3,347,689           3,347,689

Earnings (Loss) Per Common Share and
     Common Share Equivalents:

Net (Loss) Income                                  $(0.06)                $0.02             $(0.10)              $0.05
                                                   =======                =====             ======               =====


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